State of Delaware
Secretary of State
Division of Corporations
Delivered 01:22 08/25/2004

                                   EXHIBIT 3.5

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                           CORPORATE STRATEGIES, M C.

      CORPORATE STRATEGIES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("DGCL"),

      DOES HEREBY CERTIFY:

      FIRST: That the Board of Directors of said corporation, in lieu of a meeting and vote of the Board of Directors, by the unanimous written consent of the members of the Board of Directors, in accordance with Section 141 of the DGCL, adopted a resolution proposing and declaring advisable the following amendments to the Certificate of Incorporation of said corporation:

      RESOLVED, that the Certificate of Incorporation of Corporate Strategies, Inc. be amended by changing the first paragraph of ARTICLE FIVE thereof in its entirety so that, as amended, the first paragraph of said ARTICLE FIVE shall be and read as follows:

      "Shares: The total number of shares of stock which the Corporation shall have authority to issue is 201,000,000 shares, consisting of 200,000,000 shires of common stock having a par value of $0.001 per share and 1,000,000 shares of preferred stock having a par value of $.001 per share. The common stock shall consist of two classes; 145,000,000 shares of Class A Common Stock ("Class A Common Stock") and 55,000,000 shares of Class B Common Stock ("Class B Common Stock"). Shares of any class of capital stock of the Corporation may be issued for such consideration and for such corporate purposes as the Board of Directors of the Corporation (the `Board") may From time to time determine. The terms and rights of the Class A Common Stock and Class B Common Stock are identical in all respects, except that (A) each share of Class A Common Stock shall be entitled to one vote on all matters, and (B) each share of Class B Common Stock shall be entitled to ten votes on all matters. Any share of Class B Common Stock that is sold in an open market transaction shall automatically convert upon such transfer into one share of Class A Common Stock; provided, however, that in the event of a forward or reverse split, as the case may be, of the shares of Class A Common Stock, to rate at which each share of Class B Common Stock is convertible into Class A Common Stock shall be increased or decreased, as the case may be, in proportion to the radio of the stock split. By way of example, if the Corporation declares a 3 for 1 stock spit of the Class A Common Stock outstanding, the rate at which each share of Class B Common Stock is convertible into Class A Common Stock would be increased by 3, and if the a Corporation declares a 1 for 4 stock split of the Class A Common Stock outstanding, the rate at which each share of Class B Common Stock is convertible into Class A Common Stuck would be decreased by one-fourth. Any share of Class B Common Stock that is transferred by gift or in a private transaction (as opposed to an open market transaction) shall retain its status as a share of Class B Common Stock unless and until such share is transferred in an open market transaction."

      SECOND: That in lieu of a meeting and vote of stockholders, the stockholders holding a majority of the issued and outstanding shares of common stock of said corporation have given written consent to said amendment in accordance with the provisions of Section 228 of the DGCL.

      THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 141, 242 and 228 of the DGCL.

      IN WITNESS WHEREOF, Corporate Strategies, Inc. has caused this certificate to be signed by its Chief Executive Officer, this 20th day of August, 2004.

                                       CORPORATE STRATEGIES, INC.


                                       By/s/ Timothy J. Connolly
                                       Timothy J. Connolly, CEO


                                       2